Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Settles Class Action Lawsuit

Pennington, NJ – May 10, 2016 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) announced today that it has reached a settlement agreement in the class action securities litigation, In re: Ocean Power Technologies, Inc. Securities Litigation, Case No. 14-3799, first filed in June 2014 in US District Court in New Jersey. The Company and the other defendants reached a settlement agreement which, if approved by the court, will settle claims asserted in the lawsuit by the lead plaintiff individually and on behalf of a class that consists of investors in the Company from January 14, 2014 through July 29, 2014, and investors who purchased the Company’s securities in the Company’s April 4, 2014 offering of shares common stock. The agreement will settle the class action litigation without any admission or concession of wrongdoing or liability by the Company or the other defendants. The terms of the settlement are subject to notice to the class and final approval by the Court.

George Kirby, President and Chief Executive Officer of OPT commented, “The settlement of the securities litigation is another significant step for OPT to finalize our strategic pivot. We value all of our stockholders and institutional investors, and are pleased to be in a position to put this litigation behind us. I want to personally thank all the parties that were involved in the process.”

The class of plaintiffs is represented by the law firm of Levi & Korskinsky LLP, which will be responsible for the notification process. The Company is represented by the law firm of Dechert LLP.

About Ocean Power Technologies

Headquartered in Pennington, NJ, Ocean Power Technologies is a pioneer in ocean wave energy conversion. OPT's proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and energy storage technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:	Investor Relations Contact:
Mark A. Featherstone	Andrew Barwicki
Chief Financial Officer of OPT	Barwicki Investor Relations, Inc.
Phone: 609-730-0400	Phone: 516-662-9461